Exhibit 10.1

Amended and Restated
Credit Agreement

This Amended and Restated Credit Agreement (this “Agreement”) is entered into as of December 21, 2010, by and between Peet’s Coffee & Tea, Inc., a Washington corporation (“Borrower”), and Wells Fargo Bank, National Association (“Bank”).

Recitals

Whereas, Borrower and Bank are party to that certain Credit Agreement, dated as of November 26, 2008 (as amended, restated, modified and/or supplemented prior to the date hereof, the “Existing Agreement”).

Whereas, Borrower has requested that Bank (i) amend and restate the Existing Agreement and (ii) extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

Now, Therefore, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

Article I
Credit Terms

Section 1.1.     Line of Credit.

(a)      Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including December 1, 2013, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000) (the “Line of Credit”).  The proceeds of the initial advance under the Line of Credit shall be used to refinance all outstanding indebtedness owing under the Existing Agreement and the proceeds of all other advances under the Line of Credit shall be used to finance general corporate purposes, including Borrower’s repurchase of stock and to fund working capital, capital expenditures and other needs.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of December 21, 2010 (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)      Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

Section 1.2.      Interest/Fees.

(a)       Interest/Applicable Rate.  The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

As used in this Agreement, the following terms shall have the meaning set forth below:

“Adjusted Annual Rental Expense” means, as of any date of determination, Annual Rental Expense for the four fiscal quarter period ending on such date of determination multiplied by six (6).

“Annual EBITDA” means, as of any date of determination, income before income taxes of Borrower and Borrower’s consolidated subsidiaries on a consolidated basis for the four fiscal quarter period ending on such date of determination, plus (without duplication) interest expense (net of capitalized interest expense) to the extent included in the determination of such income before income taxes, plus (without duplication) depreciation expense to the extent included in the determination of such income before income taxes, plus (without duplication) amortization expense to the extent included in the determination of such income before income taxes, plus (without duplication) non-cash stock compensation expense to the extent included in the determination of such income before income taxes.

“Annual Rental Expense” means, as of any date of determination, all rental expense of Borrower and Borrower’s consolidated subsidiaries on a consolidated basis incurred during the four fiscal quarter period ending on such date of determination under any rental agreements or leases, other than obligations in respect of any capitalized leases.

“Applicable Rate” means, from time to time, with respect to any advance under the Line of Credit for which interest is determined based on Daily One-Month LIBOR (as defined in the Line of Credit Note) or LIBOR (as defined in the Line of Credit Note) for a fixed term, or with respect to the Unused Commitment Fees payable pursuant to Section 1.2(c) hereof, as the case may be, the applicable rate per annum set forth below (expressed in basis points) under the caption “Daily One-Month LIBOR Spread” (which is the Applicable Rate applicable to advances under the Line of Credit for which interest is determined based on Daily One-Month LIBOR), “Fixed LIBOR Spread” (which is the Applicable Rate applicable to advances under the Line of Credit for which interest is determined based on LIBOR for a fixed term) or “Unused Commitment Fee Rate” (which is the Applicable Rate applicable to the unused portion of the Line of Credit), as the case may be, based upon, subject to Section 1.2(b), the Leverage Ratio as set forth in the most recent Compliance Certificate received by Bank pursuant to Section 4.3(c):

Tier	Leverage Ratio	Daily One- Month LIBOR Spread	Fixed LIBOR Spread	Unused Commitment Fee Rate
1	Greater than 2.00 to 1.00	150.00	150.00	25.00
2	Less than or equal to 2.00 to 1.00	100.00	100.00	12.50

“Default” means any Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Leverage Ratio” means, as of any date of determination, (A) the sum of Total Funded Debt as of such date plus Adjusted Annual Rental Expense as of such date divided by (B) the sum of Annual EBITDA as of such date plus Annual Rental Expense as of such date.

“Material Adverse Effect” means any of the following:  (a) a material adverse change in or a material adverse effect upon (in either case, irrespective of whether occurring as a result of a specific event or circumstance or otherwise) the business, condition (financial or otherwise), operations or properties of Borrower and POCI taken as a whole; (b) a material impairment (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) of the rights and remedies of Bank under the Loan Documents; or (c) a material adverse effect (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) upon the legality, validity, binding effect or enforceability against either Borrower or POCI of any Loan Document to which it is a party.

“POCI” means Peet’s Operating Company, Inc.

“Total Funded Debt” means, as of any date of determination and with respect to Borrower and Borrower’s consolidated subsidiaries on a consolidated basis, the sum of (without duplication):  (a) the outstanding principal amount of all obligations of such person or persons, whether current or long-term, for borrowed money and all obligations of such person or persons evidenced by bonds, debentures, notes, loan agreements or other similar instruments; plus (b) all purchase money debt of such person or persons; plus (c) all direct obligations of such person or persons arising under letters of credit (whether standby or commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; plus (d) all obligations of such person or persons in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); plus (e) the capitalized amount of any capital leases of such person or persons that would appear on such person or persons balance sheet prepared as of such date in accordance with GAAP; plus (f) the amount of all guarantees made by such person or persons with respect to outstanding debt of the types specified in clauses (a) through (e) of this definition of persons other than the person or persons for which Total Funded Debt is being determined.

(b)       Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.  Any increase or decrease in any Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first day of the month immediately following the month in which Borrower is required to deliver a Compliance Certificate in accordance with Section 4.3(c) for a given period (each such date, a “calculation date”); provided that the Applicable Rate in effect from the date of this Agreement to the first day of the month immediately following receipt by Bank of a timely delivered Compliance Certificate with respect to the fiscal quarter ending December 31, 2010 shall be determined based upon Tier 2 (as indicated in the definition of “Applicable Rate”); provided further that, if any Compliance Certificate required to be delivered in accordance with Section 4.3(c) for any given period is not delivered to Bank on or before the related calculation date, then Tier 1 (as indicated in the definition of “Applicable Rate”) shall apply, effective on the related calculation date until two business days after such Compliance Certificate is actually received by Bank.  Notwithstanding the foregoing and for the avoidance of doubt, if for any period and for any reason, the actual Leverage Ratio is higher than that reported in the Compliance Certificate, Borrower shall immediately, without the requirement of notice or demand from any person, pay to Bank an amount equal to the excess of:  (A) the amount of interest or fees that would have accrued had the Applicable Rates for the relevant period been based upon the actual Leverage Ratio for the prior period rather than the Leverage Ratio reported in the Compliance Certificate delivered for such prior period; over (B) the amount of interest or fees that was actually paid by Borrower based upon the Leverage Ratio reported in the Compliance Certificate delivered for such period.

(c)       Unused Commitment Fee.  Borrower shall pay to Bank unused commitment fees (each, an “Unused Commitment Fee”) equal to the Applicable Rate multiplied by the average daily unused amount of the Line of Credit (computed on the basis of a 360-day year, actual days elapsed).  Unused Commitment Fees shall accrue at all times prior to the maturity date of the Line of Credit, and shall be due and payable monthly in arrears ten (10) days after last day of each month, commencing with the first such date to occur after the date of this agreement, and on the maturity date of the Line of Credit.  Unused Commitment Fees shall be calculated monthly in arrears, and if there is any change in the Applicable Rate during any month, the actual daily unused amount shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect.

Section 1.3.     Collection of Payments.  Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging POCI’s deposit account number 4950-014654 with Bank, or any other deposit account maintained by Borrower or POCI with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

Section 1.4.     Guaranty.  The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed by POCI in the principal amount of Fifty Million Dollars ($50,000,000), as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank.

Article II
Representations and Warranties

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

Section 2.1.     Legal Status.  Borrower is a corporation, duly organized and existing and in good standing under the laws of Washington, and POCI is a corporation, duly organized and existing and in good standing under the laws of Virginia.  Borrower and each of its subsidiaries is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower or such subsidiary.

Section 2.2.   Authorization and Validity.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor’s rights generally and to general principles of equity.

Section 2.3.     No Violation.  The execution, delivery and performance by Borrower and POCI of each of the Loan Documents to which it is a party do not violate any material provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or POCI, or result in any breach of or default under any material contract, obligation, indenture or other material instrument to which Borrower or POCI is a party or by which Borrower or POCI may be bound.

Section 2.4.    Litigation.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower or POCI other than those disclosed by Borrower to Bank in writing (including as disclosed pursuant to Borrower’s Forms 8-K, 10-K and 10-Q filed with the United States Securities and Exchange Commission) prior to the date hereof.

Section 2.5.     Correctness of Financial Statement.  The consolidated annual financial statement of Borrower dated January 3, 2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower and POCI, (b) disclose all liabilities of Borrower and POCI that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower or POCI, nor has Borrower or POCI mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Permitted Liens or in favor of Bank or as otherwise permitted by Bank in writing.

Section 2.6.     Income Tax Returns.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

Section 2.7.     No Subordination.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

Section 2.8.     Permits, Franchises.  Each of Borrower and POCI possesses, and Borrower will and will cause POCI  to hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except to the extent the failure to so possess would not reasonably be expected to have a material adverse effect on Borrower or any of its subsidiaries.

Section 2.9.     Erisa.  Borrower and its subsidiaries each (i) is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); (ii) has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by it (each, a “Plan”); (iii) has had no Reportable Event as defined in ERISA occur and be continuing with respect to any Plan initiated by it; (iv) has met its minimum funding requirements under ERISA with respect to each Plan; and (v) represent and warrant that each Plan will be able to fulfill its benefit obligations as they come due in accordance with the applicable Plan documents and under GAAP.

Section 2.10.   Other Obligations.  No Default exists or would result from the incurring of any of the obligations of Borrower subject hereto.  As of the date of this Agreement, none of Borrower, POCI or any consolidated subsidiary of Borrower or POCI is in default under or with respect to any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the date of this Agreement, create an Event of Default under Section 6.1(d) hereof.

Section 2.11.   Environmental Matters.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and its subsidiaries each are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower or any of its subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Neither Borrower nor any subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Article III
Conditions

Section 3.1.    Conditions of Initial Extension of Credit.  The obligation of Bank to extend the initial credit extension contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)      Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)       Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement.
(ii)	The Line of Credit Note.
(iii)	Certificate of Incumbency.
(iv)	Corporate Resolution: Borrowing.
(v)	Corporate Resolution: Continuing Guaranty.
(vi)	Corporate Account Holder Resolution.
(vii)	Disbursement Order.
(viii)	Automatic Transfer Authorization.
(ix)	Amended and Restated Continuing Guaranty.
(x)	Such other documents as Bank may require under any other Section of this Agreement.

(c)       Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and its consolidated subsidiaries, taken as a whole.

(d)      Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s and POCI’S property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

Section 3.2.     Conditions of Each Extension of Credit.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)       Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default or Event of Default shall have occurred and be continuing or shall exist.

(b)       Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

Article IV
Affirmative Covenants

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated, but excluding inchoate indemnification obligations) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

Section 4.1.      Punctual Payments.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

Section 4.2.     Accounting Records.  Maintain, and cause POCI to maintain, adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time and upon reasonable advance notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and POCI.

Section 4.3.      Financial Statements; Reports.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)       not later than 90 days after and as of the end of each fiscal year, consolidated financial statements of Borrower, audited and accompanied by a report and opinion of Deloitte & Touche LLP or another independent certified public accountant reasonably acceptable to Bank, which financial statements are to include balance sheet, income statement, statement of cash flow and all supporting schedules and footnotes;

(b)       not later than 45 days after and as of the end of each fiscal quarter (other than the last fiscal quarter of any fiscal year), consolidated financial statements of Borrower, which financial statements are to include balance sheet, income statement and statement of cash flow;

(c)       contemporaneously with the delivery of any annual and quarterly financial statements of Borrower required hereby, a certificate (each, a “Compliance Certificate”) of the chief financial officer of Borrower that said financial statements fairly present the consolidated financial position and results of operations of Borrower as of and for the periods presented, subject in the case of quarterly financial statements, to normal year-end adjustments and the absence of footnotes, and that to the best knowledge of such officer, there exists no Default or Event of Default, and including covenant calculation information on a schedule in the form attached as Exhibit A hereto;

(d)       promptly, or if applicable, within the time frame required for delivery of items required above that may be included therein, copies of all proxy statements, financial statements, reports, and notices sent or made available generally by Borrower to its security holders or to any holders of its debt and all registration statements, regular, periodic and special reports filed with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange; provided that any such proxy statements, financial statements (including any financial statements deliverable pursuant to Sections 4.3(a) and (b) hereof), reports and notices shall be deemed to have been provided to Bank to the extent publicly available on the website of the United States Securities and Exchange Commission; and

(e)       from time to time such other information as Bank may reasonably request.

Section 4.4.     Compliance.  Preserve and maintain and cause POCI to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business (other than such approvals, rights, privileges and/or franchises, the failure to preserve or maintain would not reasonably be expected to result in a material adverse effect on Borrower or any of its subsidiaries); and comply with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business, except where non-compliance would not reasonably be expected to result in a material adverse effect on Borrower or any of its subsidiaries.

Section 4.5.     Insurance.  Maintain and keep in force, and cause POCI to maintain and keep in force, for each business in which it is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

Section 4.6.     Facilities.  Keep all properties useful or necessary to Borrower’s and POCI ‘s businesses in good repair and condition, subject to normal wear and tear, and from time to time make necessary repairs, renewals and replacements thereto, except where the failure to do so would not reasonably be expected to have a material adverse effect on Borrower or any of its subsidiaries.

Section 4.7.    Taxes and Other Liabilities.  Pay and discharge when due (subject to applicable grace periods) any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments applicable to Borrower and its subsidiaries, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has set aside adequate reserves in accordance with GAAP.

Section 4.8.     Litigation.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or POCI involving any claims in excess of $1,000,000.

Section 4.9.     Financial Condition.  Maintain Borrower’s financial condition as follows on a consolidated basis using GAAP consistently applied (except to the extent modified by the definitions herein):

(a)         Leverage Ratio not greater than 2.50 to 1.0 at each fiscal quarter end.

(b)         Net income after tax provision not less than $1.00 on a quarterly basis, determined as of each fiscal quarter end.

Section 4.10.  Notice to Bank.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of Borrower or POCI; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or POCI is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or POCI’s property.

Article V
Negative Covenants

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated, but excluding inchoate indemnification obligations) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

Section 5.1.     Use of Funds.  Use or permit the use of any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

Section 5.2.     Other Indebtedness.  Create, incur, assume or permit to exist or permit POCI to create, incur, assume or permit, any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) liabilities to Bank, (b) any other liabilities of Borrower and POCI existing as of, and disclosed to Bank prior to, the date hereof, (c) new purchase money debt, (d) operating leases that are not categorized, or would not be categorized, as capital leases under GAAP as in effect on the date of this Agreement, and (e) other unsecured indebtedness of Borrower not existing on the date hereof, provided that the aggregate principal amount of all such indebtedness does not exceed $500,000.

Section 5.3.     Merger, Consolidation, Transfer of Assets.  Merge into or consolidate or permit POCI to merge or consolidate with any other entity; make any substantial change in the nature of Borrower’s or POCI’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity or permit POCI to do the same; or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business or permit POCI to do the same in respect of its assets; provided, however, that Borrower and/or POCI shall be permitted to engage in any non-hostile mergers or acquisitions so long as (a) Borrower or POCI, as the case may be, remains the surviving entity in the event of any merger, (b) no Default or Event of Default exists at the time of such transaction or would result from the consummation of any such transaction, immediately after giving effect thereto, on a pro-forma basis, and (c) any such merger or acquisition involves a line of business substantially the same as, or related to, that which is presently engaged in by Borrower and POCI.

Section 5.4.     Guaranties.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets as security for, any liabilities or obligations of any person or entity (other than Borrower or POCI), except any of the foregoing in favor of Bank, or allow POCI to do any of the foregoing, except that Borrower and POCI may guarantee or become liable for indebtedness otherwise permitted under Section 5.2 and Borrower and POCI may incur Permitted Liens (as defined below).

Section 5.5.     Loans, Advances, Investments.  Make any loans or advances to or investments (collectively, “investments”) in any person or entity, or allow POCI to do any of the foregoing, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) investments acquired as a result of an acquisition or merger permitted by Section 5.3, (c) investments in cash, cash equivalents, and investments approved by Borrower’s board of directors or otherwise pursuant to an investment policy approved by Borrower’s board of directors, (d) guaranties and other contingent obligations permitted by Section 5.4, (e) investments by Borrower in POCI, (f) investments consisting of extensions of credit to Borrower’s or any subsidiary’s customers that arise in the ordinary course of Borrower’s or such subsidiary’s business and are in the nature of accounts receivables, prepaid royalties or notes receivables arising from the sale or lease of goods, provision of services or licensing activities of Borrower, (g) investments, not to exceed $100,000 in the aggregate outstanding at any time, received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors and investments acquired in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of an obligor or customer, (h) investments consisting of commodity forward purchase contracts, (i) investments consisting of loans and advances to employees in an aggregate amount not to exceed $250,000 at any one time outstanding, (j) investments constituting accounts receivables, trade debt or deposits made in the ordinary course of business, and (k) joint ventures, provided (a) no Default or Event of Default exists at the time of such transaction or would result from the consummation of any such transaction, immediately after giving effect thereto, on a pro-forma basis, and (b) any such joint venture involves a line of business substantially the same as, or related to, that which is presently engaged in by Borrower and POCI.

Section 5.6.     Pledge of Assets.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon (collectively, “liens”), all or any portion of Borrower’s assets now owned or hereafter acquired, or permit POCI to do the same in respect of its assets, except the following liens (collectively, “Permitted Liens”): (a) liens in favor of Bank, (b) liens existing as of, and disclosed to Bank in writing prior to, the date hereof, (c) liens to the extent they secure purchase money debt permitted under Section 5.2 hereof provided that such liens do not extend beyond the assets (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) subject to such purchase money financing, (d) liens to the extent they secure Borrower’s obligations to a lessor of property leased to Borrower and permitted under Section 5.2(d) hereof provided that such liens do not extend beyond the assets (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) subject to such permitted lease, (e) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith pursuant to appropriate proceedings and for which Borrower maintains adequate reserves on its books in accordance with GAAP, (f) liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (b) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Borrower than the terms of any agreement or instrument governing the indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending indebtedness does not exceed the then applicable market interest rate; (g) leases, subleases, licenses or sublicenses of property granted in the ordinary course of business and not substantial in amount; (h) liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions; (i) liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); (j) liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any subsidiary; provided that such liens do not extend to or cover any property or assets of Borrower or any subsidiary other than the property or assets acquired and the proceeds and products thereof and were not incurred in anticipation of such person becoming a subsidiary; (k) liens arising by operation of law and in the ordinary course of Borrower’s and its subsidiaries’ business of landlords and carriers, warehousemen, mechanics, suppliers, sellers, material men or repairmen, or other similar liens; (l) easements, rights-of-way, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of Borrower and its subsidiaries; (m) liens arising from the rendering of an interim or final judgment or order against Borrower or any subsidiary that does not give rise to an Event of Default; and (n) liens arising in the ordinary course of Borrower’s and/or its subsidiaries’ business in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

Article VI
Events of Default

Section 6.1.     The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)     Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents and such failure, in the case of interest, fees or other amounts continues for five (5) business days.

(b)     Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)     Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days.

(d)     Borrower or POCI:  (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any debt having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000; or (ii) fails to observe or perform any other agreement or condition relating to any such other debt or contained in any document evidencing, securing or relating to any of the foregoing, or any other default or event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity.

(e)     There is entered against Borrower or POCI:  (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Borrower or POCI, as applicable, and, in either case:  (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(f)     Borrower or POCI shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or POCI shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or POCI, or Borrower or POCI shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or POCI shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or POCI by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)     There shall exist or occur any event or condition that has a Material Adverse Effect.

(h)     The dissolution or liquidation of Borrower or POCI (other than the dissolution or liquidation of POCI into Borrower); or Borrower or POCI, or any of its directors or stockholders, shall take action seeking to effect the dissolution or liquidation of Borrower or POCI (other than the dissolution or liquidation of POCI into Borrower).

Section 6.2.     Remedies.  Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

Article VII
Miscellaneous

Section 7.1.     No Waiver.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 7.2.     Notices.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

Borrower:	Peet’s Coffee & Tea, Inc.
1400 Park Avenue
Emeryville, CA 94608-3520

Bank:	Wells Fargo Bank, National Association
East Bay RCBO
One Kaiser Plaza, Suite #850
Oakland, CA 94612

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

Section 7.3.     Costs, Expenses and Attorneys’ Fees.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees but not including any allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

Section 7.4.     Successors, Assignment.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor.

Section 7.5.    Entire Agreement; Amendment.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

Section 7.6.     No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 7.7.     Time.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 7.8.    Severability of Provisions.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 7.9.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

Section 7.10.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 7.11.   Arbitration.

(a)     Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)     Governing Rules.  Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)     No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)     Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.  Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)     Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)     Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)     Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)     [Reserved].

(i)     Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)     Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

Section 7.12.     No Novation.  This Agreement amends and restates the Existing Agreement in its entirety, effective as of the date hereof, and is not intended to constitute a novation of the obligations thereunder.

Section 7.13.     Accounting Changes.  Borrower and Bank acknowledge and agree that, notwithstanding any change in GAAP after the date of this Agreement relating to lease accounting, for purposes of the financial ratios, financial covenants and other requirements set forth in this Agreement and the other Loan Documents (including, without limitation, for purposes of Sections 1.2, 4.9 and 5.2 hereof), such financial ratios, financial covenants and other requirements shall be computed in accordance with GAAP as in effect prior to such change.

Section 7.14.     Release of Liens.  Bank hereby terminates and releases all liens granted by Borrower and its subsidiaries in favor of Bank pursuant to the Existing Agreement (and any related security or pledge agreement) and agrees, at the sole expense of Borrower, to deliver such documents as Borrower shall reasonably request to evidence such release and termination.

[Signatures on following page]

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Wells Fargo Bank,
Peet’s Coffee & Tea, Inc.		National Association

By:		By:
	Thomas P. Cawley	Todd G. Tajiri
	Chief Financial Officer,	Vice President
Vice President, Secretary

Amended and Restated Credit Agreement

Exhibit A

To:	Wells Fargo Bank, National Association
One Kaiser Plaza, Suite 850
Oakland, CA  94612
Attn:  Todd Tajiri

Re:	Peet’s Coffee & Tea, Inc.
(“Borrower”)

The undersigned is the Chief Financial Officer of Borrower.  In said capacity, the undersigned hereby certifies to Wells Fargo Bank, National Association (“Bank”) that (a) the financial statement of Borrower dated as of ________________, ______, heretofore or concurrently herewith delivered by Borrower to Bank, and all schedules and footnotes thereto, fairly present the financial condition and results of operations as of and for the period set forth therein, and (b) as of the date hereof, there exists no default or defined Event of Default under the Amended and Restated Credit Agreement, dated as of December 21, 2010, by and between the Borrower and Bank, as amended, modified and/or supplemented prior to the date hereof.

Dated:  _______________, ______

By:

Title:

Schedule I
To Compliance Certificate for
Peet’s Coffee & Tea, Inc.

Financial Statement Date: _____________

I. Section 4.9(a) Leverage Ratio

A.	Total Funded Debt
	1.	the outstanding principal amount of all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments	—
	2.	all purchase money debt	—
	3.	all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments	—
	4.	all obligations in respect of the deferred purchase price of property or services	—
	5.	the capitalized amount of any capital leases	—
	6.	the amount of all guarantees	—
	7.	Sum of Lines A.1. through A.6	—

B.	Adjusted Annual Rental Expense
	1.	Annual Rental Expense	—
	2.	Multiplied by six (6)	—

C.	Annual EBITDA
	1.	income before tax	—
	2.	interest expense (net of capitalized interest expense)	—
	3.	depreciation expense
	4.	amortization expense
	5.	non-cash stock compensation expense
	6.	Sum of Lines C.1. plus C.2. plus C.3. plus C.4. plus C.5.	—

D.	Annual Rental Expense		—

		Actual Leverage Ratio (A.7. + B.2.)/(C.5. + D)	—
		Required Maximum	2.50	x
Borrower is in Compliance Y/N

II. Section 4.9(b) Net Income After Tax Provision

A.	Net income after tax provision for current quarter		—

		Required Minimum	$1.00
Borrower is in Compliance Y/N